UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

June 18, 2008

(Date of Report)

(Date of earliest event reported)

JOHN WILEY & SONS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation)

0-11507	13-5593032
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Commission File Number	IRS Employer Identification Number

111 River Street, Hoboken NJ	07030
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Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(201) 748-6000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR	240.13e-4(c))

This is the first page of a 18-page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On June 19, 2008, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the fourth quarter of fiscal year 2008. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1

Press release dated June 19, 2008 titled “John Wiley and Sons, Inc., Reports Revenue and Earnings in Fiscal Year 2008” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens

Exec. Vice President,

Chief Financial & Operations Officer

Wiley

(201-748-6534)

John Wiley & Sons, Inc. Reports

Record Revenue and Earnings in Fiscal Year 2008

Hoboken, NJ, June 19, 2008. John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that revenue for the fiscal year 2008 increased 36% over the previous year to $1.7 billion. Blackwell Publishing Ltd. (Blackwell), which was acquired in February 2007, contributed approximately $485 million of revenue to Wiley’s fiscal year 2008 results. Excluding Blackwell, revenue for fiscal year 2008 increased 5%. Favorable foreign exchange contributed two percentage points to the year-on-year growth excluding Blackwell. On a U.S. GAAP basis, earnings per diluted share for fiscal year 2008 was $2.49, compared to $1.71 in fiscal year 2007. Excluding Blackwell and various tax benefits, adjusted earnings per diluted share improved 15% to $1.89. Blackwell’s performance was accretive to fiscal year 2008 earnings per dilutive share by approximately $0.29, excluding non-recurring tax benefits.

Revenue for the fourth quarter increased 11% to $433 million from $390 million in the same period of the previous year, or 8% excluding foreign exchange. Blackwell’s performance was included in the fourth quarter of both years. Earnings per diluted share for the quarter was $0.49 compared to $0.25 in the prior year.

Free cash flow was $117 million for the year, including discretionary pension contributions of approximately $48 million to the Company’s U.S. and U.K. statutory plans. Cash in excess of operating requirements was used to repay $158 million of debt and pay dividends of $26 million. Year end debt was $842 million, down significantly from $1.2 billion at close of the Blackwell acquisition in February 2007.

“Blackwell was the primary driver of Wiley’s strong financial results in fiscal year 2008. Revenue and EPS reached new records. Blackwell’s performance exceeded our expectations throughout the year. The acquisition was much more accretive to EPS than we anticipated, reflecting the combined effect of operating performance, effective tax planning and lower interest expense. We are particularly pleased with our ability to attract new society partners, while extending existing agreements. Over the course of the year, we added 65 society journals, renewed or extended 74 journals, and lost only 3 journals to competitors. These impressive results were accomplished during a year of transition. Wiley and Blackwell colleagues around the world are collaborating to create competitive advantage by better serving our society partners and customers,” said William J. Pesce, President & Chief Executive Officer, John Wiley & Sons, Inc.

Early in the fourth quarter, the Company announced its plan for a combined enhanced and rebranded online platform to support the Scientific, Technical, Medical and Scholarly business. The first phase will be available to all Wiley and Blackwell customers beginning in July 2008. Book distribution and customer service have been fully integrated into Wiley’s operations in the U.S., Canada, Europe, Asia and Australia. Off-shoring activities accelerated throughout the year, particularly journal production in Singapore and printing in Asia, where approximately half of the STMS journals are now printed. Finance operations have been integrated globally and several key technology projects are nearing completion. The Company expects that substantially all integration activity will be completed by the end of fiscal year 2009.

Mr. Pesce added, “Higher Education gained momentum, ending the year with a strong fourth quarter. Although Professional/Trade was significantly affected by a combination of sluggish market conditions and tight inventory management by some key accounts in February and March, sales recovered in April.”

Mr. Pesce concluded, “Based on fiscal year 2008 results, leading indicators and market conditions, we expect fiscal year 2009 revenue growth to be in themid-single digits and EPS growth of approximately 20%, excluding non-recurring tax benefits.”

Professional/Trade (P/T)

Wiley’s U.S. P/T revenue for fiscal year 2008 advanced slightly to $395 million from $391 million in the previous year. Fourth quarter revenue declined 10%. While P/T delivered solid results for the first nine months, the fourth quarter was adversely affected by sluggish market conditions and tight inventory management by some key accounts particularly in February and March. April results were as expected. Despite the challenging fourth quarter, the business, psychology, technology and general interest programs turned in strong results for the year, as did sales of rights and brand licensing. Globally, P/T revenue increased 3% for the full year.

Direct contribution to profit for the fourth quarter declined 18%, reflecting the top-line results. For the full year, direct contribution to profit improved 4%. In addition to top-line results, the improvement for the year included the effect of a $4.4 million bad debt provision recorded in fiscal year 2007 related to the bankruptcy of Advanced Marketing Services and a $2 million recovery of that bad debt in the current fiscal year.

Fourth quarter highlights included the publication of the fifth title in the best-selling Little Book series, The Little Book That Builds Wealth: The Knockout Formula for Finding Great Investments by Pat Dorsey and two firsts from the For Dummies technology list, the inaugural “do-it-yourself” title, Web Sites Do-It-Yourself For Dummies, and the first title targeted at the “over-50” consumer, Computers For Seniors For Dummies. Quarter highlights also included Jim Hightower’s Swim against the Current: Even a Dead Fish Can Go With the Flow; Heaven and Hell: My Life in the Eagles (1974-2001) by Don Felder; The Architect’s Handbook of Professional Practice, 14th edition, edited by the American Institute of Architects; Clinician’s Guide to Treating Stress After War and Strategies for Managing Stress After War, both by Julia M. Whealin, Lori T. DeCarvalho and Edward M. Vega; and the four-volume reference work, Comprehensive Handbook of Social Work and Social Welfare by Karen M. Sowers and Catherine N. Dulmus.

Previously published titles continued to sell well throughout the quarter, including Weight Watchers New Complete Cookbook and Weight Watchers All-Time Favorites, along with Mark Bittman’s, How to Cook Everything Vegetarian. The Kouzes/Posner Leadership Challenge and Patrick Lencioni’s suite of leadership titles had strong years.

Several P/T books received considerable media and customer attention during the quarter, including: Fred Kaplan’s Daydream Believers: How a Few Grand Ideas Wrecked American Power, which was reviewed prominently in the New York Times’s Arts Section, on National Public Radio, MSNBC and in regional media. Swim against the Current: Even a Dead Fish Can Go with the Flow by Jim Hightower received national radio and newspaper attention. Mark Bittman’s How to Cook Everything Vegetarian continued to garner national media attention, supported by the author’s regular appearances on theToday Show, the launch of his own New York Times blog, “Bitten,” and a column in Men’s Health magazine. Pauline Frommer continued to provide expert opinion in local and national media as an authority on budget travel.

Timely P/T environmental titles, Green Building and Remodeling for Dummies, Green Living for Dummies and Solar Power Your Home For Dummies, attracted national and regional attention. Books featured on major bestseller lists includedFive Dysfunctions of a Team by Patrick Lencioni; Ready, Fire, Aim: Zero to $100 Million in No Time Flat by Michael Masterson; J.K. Lasser’s Your Income Tax 2008; Staring at the Sun: Overcoming the Terror of Death by Irvin D. Yalom; How: Why How We Do Anything Means Everything...in Business (and in Life) by Dov Seidman; and Swim against the Current: Even a Dead Fish Can Go With the Flow by Jim Hightower.

Several P/T titles were honored with awards during the fourth quarter. The International Association of Culinary Professionals (IACP) named Fish Forever by Paul Johnson “Cookbook of the Year,” a first for Wiley, and three Wiley cookbooks won best-in-category, How to Cook Everything Vegetarian by Mark Bittman; Chocolates and Confections by Peter C. Greweling and The Culinary Institute of America; and Fish Forever. The Nautilus Book Awards recognized six Wiley publications that contribute to positive social change, spiritual growth, conscious living, high-level wellness and responsible leadership with silver awards.

Fiscal year 2008 was a strong year for P/T digital initiatives, including the launch of the Webster’s New World Web site and JKLasser.com. Frommers.com included its first sponsored microsite, Family Vacations with Sheraton Hotels, as well as a custom site for Rail Europe, and a blog by Arthur Frommer, featuring travel resources, tips, travel bargains, message boards and current events.

Scientific, Technical, and Medical (STM)

U.S. STM revenue for fiscal year 2008 grew 2% over prior year to $235 million. Revenue growth was attributable to moderate journal subscription growth. For the fourth quarter, revenue of $66 million increased 2% over the comparable prior year period. Revenue growth during the quarter was mainly due to subscription/license renewals offset by book and non-subscription revenue. Global STM revenue advanced 6% for the full year, excluding Blackwell.

Direct contribution to profit for the fourth quarter and fiscal year decreased 2% and 1%, respectively. The decline reflected top-line results offset by increased production costs associated with new journal titles and higher marketing costs.

Throughout the year, STM signed agreements to publish journals with a number of scholarly societies. During the fourth quarter, the American Cancer Society (ACS) selected the Company to publish CA, beginning in January 2009. Wiley and the ACS already collaborate on Cancer and Cancer Cytopathology. Wiley was also chosen by the Triological Society to publish The Laryngoscope, a venerable journal first published in 1896, and the Society of Plastics Engineers, to publish Plastics Engineering, a news magazine delivering the latest information for the global market in machinery, materials, plastics processing and all matters relating to the plastics industry.

During the fourth quarter, Wiley also signed agreements with the Society for Science and the Public to electronically distribute its news magazine, Science News, and to designate the Wiley-published journal, Statistical Analysis and Data Mining, as “an official journal of the American Statistical Association.” The ASA will also collaborate with Wiley on the editorial direction, strategy and process for this new cross-disciplinary publication. Wiley reached an agreement to publish the quarterly Canadian Journal of Statistics next year on behalf of the Statistical Society of Canada. These two agreements reinforce the Company’s leadership in statistics publishing.

STM reached an agreement with the Boston-based JoVE (Journal of Visualized Experiments) for the publication of online videos detailing the research process for its Current Protocols series. Since being indexed in Medline earlier in the year, Current Protocols online publications (particularly Current Protocols Molecular Biology and Current Protocols Cell Biology) have experienced a substantial increase in traffic.

The Hospitalist, which Wiley publishes with the Society of Hospital Medicine (SHM), received two awards from the American Society of Healthcare Publication Editors: Bronze for Best Custom Publication and Gold for Best Regular Staff-Written column. Earlier in the year, in conjunction with SHM, Wiley launched "Wachter's World," a blog written by Dr. Robert M. Wachter, which addresses current issues in hospital care and inpatient medicine. Dr. Wachter, who is co-founder of SHM, coined the term "hospitalist" to describe physicians in the fastest growing field in medicine.

In January 2008, legislation was passed in the U.S. mandating the NIH Public Access Policy. Under this policy, all research funded by the NIH must be made available to the public free of charge after a 12-month embargo. Wiley will support its authors by complying on their behalf through posting the accepted journal articles written by NIH grant-holders to PubMedCentral.

In fiscal year 2008, Wiley nearly doubled its Online Books offering. Over 6,000 titles are now available on Wiley InterScience, including approximately 1,700 Blackwell books.

Blackwell

Blackwell revenue and operating income for fiscal year 2008 were $485 million and $63 million, respectively. Operating income included $22 million of non-cash amortization charges for intangible assets related to the acquisition. Included in operating expenses for the year were approximately $21 million of transition and integration related costs. For the full year, interest costs associated with the financing of the acquisition were approximately $66 million. Blackwell contributed approximately $0.55 to the Company’s fiscal year 2008 earnings per diluted share, or $0.29, excluding one-time tax benefits. New tax legislation reduced the U.K. corporate income tax rate from 30% to 28%, resulting in a $0.26 per share deferred tax benefit, mainly attributable to the intellectual publishing assets acquired with Blackwell. In fiscal year 2007, Blackwell results were dilutive to earnings per diluted share by approximately $0.02.

Blackwell fourth quarter revenue increased to $138 million from $106 million in the same period of the previous year. The improvement was principally driven by increased subscription revenue and higher backfile sales. The improvement also reflected a purchase accounting adjustment of approximately $16 million that reduced revenue in the fourth quarter of fiscal year 2007. Operating income for the quarter improved to $18 million from $6 million in the previous year, mainly due to revenue growth. Blackwell’s results for fourth quarter of fiscal year 2008 contributed approximately $0.11 to Wiley’s earnings per diluted share compared to $0.02 dilution in the same period of the last year.

During the fourth quarter, Blackwell signed new and renewed several society journal contracts. The Scandinavian Plant Physiology Society renewed their publishing agreement for one of its key plant science journals, Physiologia Plantarum. Economic Geography, the leading journal in its field, signed a new agreement. The Australian Anthropological Society chose Blackwell as publisher of the Australian Journal of Anthropology. The Certified Public Accountants of Australia selected Blackwell to publish Australian Accounting Review. Blackwell entered into a collaborative agreement with the Association for the Study of Ethnicity and Nationalism to publish, Studies in Ethnicity and Nationalism and Nations and Nationalism. The International Journal of Experimental Pathology renewed its contract for its eponymous journal.

Blackwell published a new edition of the Five Minute Veterinary Consult as a workflow tool on Personal Digital Assistants (PDAs). This best-selling reference book is now delivered to the point of care, providing veterinarians in the field with easy access to medical data. The service provides for instant information on diagnostic signs, causes of the disease, treatment protocols, medicines and dosage.

Several Blackwell publications were highlighted by the media and honored with awards during the year. The British Medical Association recognized eleven Blackwell publications with book awards and the Association of American Publishers Professional and Scholarly Publishing Awards for Excellence named Mind, Brain, and Education as the “Best New Journal in 2007.” Blackwell Reference Online, which was enhanced by the addition of many new titles during the year, was cited by Choice as “an outstanding academic resource.”

Higher Education

U.S. Higher Education revenue increased 1% in fiscal year 2008 to $165 million. Solid performances by the science and business/accounting programs, sales of Microsoft Official Academic Course (MOAC) titles and the sale of translation rights and reprints were offset by backlist attrition in mathematics, engineering and the social sciences. The year ended on a positive note with revenue for the fourth quarter increasing 15% over prior year to $28 million, driven primarily by the continued success of WileyPLUS. Globally, Higher Education revenue increased 5% for the full year.

Direct contribution to profit for fiscal year 2008 advanced 4% to $44 million. The fourth quarter direct contribution was $2 million compared to a loss of $3 million in the same period of last year. Revenue growth and prudent expense management contributed to the improvement over the prior year periods.

WileyPLUS delivered strong results in fiscal year 2008 with sales increasing 35% over prior year, and digital-only sales nearly doubling. Student usage around the world continued to climb sharply, with registered users increasing 10% in the U.S. and more than doubling outside the U.S. Seventeen percent of WileyPLUS’ user base is located outside the U.S. WileyPLUS ended the year with a milestone achievement, the validation of the 500,000th student user in April.

Online sales directly to students grew significantly during the year. Wiley built on its successful relationships with online retailers by participating in a number of marketing promotions. Wiley also continued to utilize CourseSmart to distribute digital complimentary copies to faculty. CourseSmart is a venture founded by six higher education publishers, with the goal of providing instructors and students access to digital course materials. Launched in its Beta version this year, CourseSmart provides thousands of textbooks across hundreds of courses in an eTextbook format on a common platform. Nearly 200 Wiley titles were available to professors through the site for their review.

During the quarter, Wiley signed an agreement with Economic Modeling Specialists, Inc. (EMSI), a provider of detailed information about regional economies for assessment and planning purposes. Under the agreement, EMSI will produce co-branded regional reports focusing on the labor market demand for occupations linked to Wiley Pathways curricula, which cover four major fields: business, emergency management, health care management and information technology. The reports will inform colleges about opportunities for developing, expanding or supporting related programs.

Key revisions published in the fourth quarter include Psychology, 5th edition, by Robin M. Kowalski and Drew Westen;Introduction to Finance: Markets, Investments, and Financial Management, 13th edition, by Ronald W. Melicher and Edgar A. Norton; Educational Psychology: Reflection for Action, 2nd edition, by Angela O'Donnell, Johnmarshall Reeve, and Jeffrey Smith; Financial Accounting in an Economic Context, 7th edition, by Jamie Pratt; Foundations of Multinational Financial Management, 6th edition, by Alan C. Shapiro and Atulya Sarin; Chemistry: Structure and Dynamics, 4th edition, by James N. Spencer, George M. Bodner and Lyman H. Rickard; and Principles of Anatomy and Physiology, 12th edition, by Gerard J. Tortora and Bryan H. Derrickson.

Europe

Wiley Europe’s revenue for fiscal year 2008 increased 10% to $348 million, or 5% after adjusting for the favorable effect of foreign exchange. Revenue growth for the year was driven by STM journal subscriptions and P/T and Higher Education indigenous book programs. Direct contribution to profit for the full year increased 11% over prior year, or 9% after adjusting for foreign exchange.

Wiley Europe’s revenue for the fourth quarter increased 16% to $102 million, or 11% after adjusting for the favorable effect of foreign exchange. The strong fourth quarter was principally driven by P/T indigenous book revenue and growth in STM journal subscriptions. Revenue from The Cochrane Library, an evidence-based medicine collection published in collaboration with the National Health Service in the U.K., was strong, as reflected in the 65% growth over prior year. Direct contribution to profit for the quarter increased 26% over the same period of last year, or 24% excluding favorable foreign exchange. Revenue growth and cost control contributed to the improvement.

In Europe, P/T had a solid year with For Dummies titles and P/T English language products contributing to the results. U.K. travel guides accelerated the global expansion of the Frommer’s brand outside North America. During the year, P/T continued to diversify into corporate sales, custom publishing and travel, thereby opening new revenue streams. During the fourth quarter, Wiley and the Dana Center, an extension of the Science Museum in London, launched three P/T titles: Being Virtual: Who You Really Are Online by Davey Winder; Powering Up: Are Computer Games Changing Our Lives? by Rebecca Mileham; and Enhancing Me: The Hope and the Hype of Human Enhancement by Pete Moore with live and virtual launch events at the Dana Centre and in Second Life, the three-dimensional online virtual world. Wiley also signed a contract with NYSE-Euronext to publish a series of introductory trading titles.

While STM books had a difficult year as a result of scheduling delays for new publications, the Microscopy & Analysis Directory 2008 published during the quarter to strong response. The Directory is primarily a print product with an online counterpart. In addition, two new major reference works were launched on Wiley InterScience, following their print publication earlier in the year: Handbook of Biosensors and Biochips by Robert S. Marks and Encyclopedia of Statistics in Quality and Reliability by Fabrizio Ruggeri, Ron S. Kenett and Frederick W. Faltin.

During the quarter, Wiley signed an agreement with the Novartis Foundation to digitize the Ciba Foundation series from its beginning in 1953 up to 1986 when Wiley became the Foundation’s publisher. The collection will only be available electronically as a complete set or as separate volumes with individual chapters downloadable from Wiley InterScience.

In Higher Education, Organizational Behaviour by Dr. Ray French, a European adaptation of a successful U.S. Higher Education textbook by John Schermerhorn, was released during the quarter. A showcase Web site, featuring video interviews for Managing Innovation: Integrating Technological, Market and Organizational Change, by Joe Tidd was also launched, in advance of the book’s 4th edition. WileyPLUS gained traction throughout the year, especially in the Middle East, where a new adoption was won earlier this year in Saudi Arabia.

Asia, Australia and Canada

Wiley’s revenue in Asia, Australia and Canada increased over prior year by 17% for the fourth quarter and full year to $34 million and $155 million, respectively. Favorable foreign exchange contributed approximately 8% to the quarter and annual growth. Growth was driven mainly by strong P/T and STM sales in Asia. Results were tempered by a disappointing year for Wiley Australia’s School business and lower P/T sales in Canada, which were affected by pricing pressure caused by the strengthening of the Canadian dollar against the U.S. dollar.

Direct contribution to profit for fiscal year 2008 increased 22%, but declined 3% after adjusting for foreign exchange. Direct contribution to profit for the fourth quarter declined 3%, or 29% excluding favorable foreign exchange. Increased investments in indigenous publishing programs was partially offset by revenue gains.

In Asia, fiscal year 2008 offered the first glimpse of the powerful combination of Blackwell and Wiley. The efforts undertaken to build Wiley’s newest STMS publishing center in Asia, while consolidating Wiley and Blackwell operations, produced strong revenue growth, especially in Southeast Asia, China and India.

For the fourth quarter and full year, P/T was strong across almost all territories in Asia with frontlist performing well in a buoyant retail market. Sell-through was strong in all categories with business and finance leading the way, but with technology following close behind. Corporate sales, custom publishing and translation licensing, involving titles such as The Future and Me: Power of Youth Market in Asia by MasterCard; A Guide to Asian High Yield Bonds: Financing Growth Enterprises by Florian Schmidt and Adam Harper,The Holy Grail of Macro Economics: Lessons from Japan's Great Recession by Richard Kooand Hot Commodities: How Anyone Can Invest Profitably in the World's Best Market by Jim Rogers, also drove growth.

Higher Education experienced good results in China, Thailand, Japan and Indonesia, but this growth was offset by sluggish markets in Singapore and Taiwan, especially in the fourth quarter. With several new Wiley Precise Edition textbooks publishing during the quarter, India delivered strong results. WileyPLUS continued to make inroads throughout Asia. A successful class test was conducted in China in the fourth quarter.

Wiley Australia had mixed results. Higher revenue from the sale of imported P/T and Higher Education books was partially offset by a weak showing from the indigenous School frontlist. There was extensive Australian media coverage of a number of local and imported Wiley P/T books during the quarter. Wiley Australia was honored with several awards, including the Australian Awards for Excellence in Educational Publishing in the Tertiary Adaptation Single Title category for Principles of Accounting by Jerry J. Weygandt. Peter Donoughue, Managing Director of Wiley Australia, was honored as one of the inaugural recipients of the Australian Publishers Association’s George Robertson Service to the Publishing Industry Award, which recognizes those with more than 30 years devoted and loyal service to the publishing industry.

Through the fiscal year, Wiley Canada experienced considerable success in the Higher Education channel, with a 25% revenue gain from WileyPLUS and excellent results from the indigenous publishing program. While several P/T channels (including online, special and custom sales and clubs) performed well, the strength of the Canadian dollar against the U.S. dollar offset those gains. Standout products include SMART Boards For Dummies (for which there was a large custom order); leadership books; Frommer’s travel guides;Weight Watchers All-Time Favorites; andthe Canadian Encyclopedia of Natural Medicine.

Conference Call

Wiley will hold a conference call today, Thursday, June 19, at 2:30 p.m. (EDT) to discuss its financial results for the fourth quarter and full year of fiscal year 2008. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 874-1569. International callers may participate by dialing: (719) 325-4829.

A replay of the call will be available from 5:30 p.m. (EDT) on Thursday, June 19, through 5:30 p.m. (EDT) on June 27 by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 1864794.

A live audio webcast will be accessible at http://www.wiley.com/go/communications. A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years; helping people around the world meet their needs and fulfill their aspirations. Since 1901, Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry and Peace.

Our core businesses publish scientific, technical, medical and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley’s global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By
/s/ William J.Pesce
William J. Pesce
President and
Chief Executive Officer

By
/s/ Ellis E.Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated:	June 19, 2008

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE TWELVE MONTHS ENDED
APRIL 30, 2008 AND 2007
(in thousands, except per share amounts)

Adjusted - For Tax Benefits

	Twelve Months Ended April 30,
	Consolidated			Wiley (Excl. Blackwell)
	2008	2007	% Change	2008	2007	% Change

Revenue	$1,673,734	1,234,641	36%	1,188,493	1,128,881	5%

Costs and Expenses
Cost of Sales	536,852	393,546	36%	379,891	355,227	7%
Operating and Administrative Expenses	874,912	659,116	33%	632,001	603,687	5%
Amortization of Intangibles	38,980	20,675	89%	16,692	15,157	10%

Total Costs and Expenses	1,450,744	1,073,337	35%	1,028,584	974,071	6%

Operating Income	222,990	161,304	38%	159,909	154,810	3%
Operating Margin	13.3%	13.1%		13.5%	13.7%

Interest Expense and Other, Net (A)	61,462	21,802		(313)	7,721

Income (Loss) Before Taxes	161,528	139,502	16%	160,222	147,089	9%

Adjusted Provision (Benefit) for Income Taxes (B)	32,655	45,351		48,331	51,691

Adjusted Net Income (Loss)	$128,873	94,151	37%	111,891	95,398	17%

Adjusted Income (Loss) Per Diluted Share	$2.17	1.62	34%	1.89	1.64	15%

Average Diluted Shares	59,323	58,287		59,323	58,287

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$128,873	94,151		111,891	95,398
Tax Benefit (B)	18,663	5,468		3,089	5,468
Net Income (Loss) - GAAP	$147,536	99,619	48%	114,980	100,866	14%

Adjusted Income (Loss) Per Diluted Share	$2.17	1.62		1.89	1.64
Tax Benefit (B)	0.31	0.09		0.05	0.09
Income (Loss) Per Diluted Share - GAAP	$2.49	1.71	46%	1.94	1.73	12%

(A)	Interest expense reported for Blackwell includes acquisition financing costs.

(B)

Income taxes for Blackwell were computed on a stand-alone basis. Fiscal year 2008 excludes a $18.7 million tax benefit, or $0.32 per diluted share, associated with new tax laws enacted in the United Kingdom and Germany that reduced the corporate income tax rates from 30% to 28% and from 39% to 29%, respectively. The benefits recognized by the Company reflect the adjustments required to record all U.K. and Germany-related deferred tax balances at the new corporate income tax rates. Fiscal year 2007 excludes a $5.5 million tax benefit, or $0.09 per diluted share, which resulted from the favorable resolution and settlements of certain tax matters with authorities in the U.S. and abroad.

Note: The Company’s management internally evaluates its operating performance excluding unusual and/or non-recurring events. The Company believes excluding such events provides a more effective and comparable measure of performance. We also believe that excluding the effects of these tax benefits provides a more balanced view of the underlying dynamics of our business. Since adjusted net income and adjusted earnings per share are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as an indicator of operating performance. Accordingly, adjusted net income and adjusted earnings per share are reconciled above to net income and earnings per share on a GAAP basis.

In connection with the integration of Blackwell, we have realigned the reporting of journal distribution and fulfillment costs from cost of sales to operating and administrative costs. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FOURTH QUARTER ENDED
APRIL 30, 2008 AND 2007
(in thousands, except per share amounts)

	Fourth Quarter Ended April 30,
	2008	2007	% Change

Revenue	$432,965	390,087	11%

Costs and Expenses
Cost of Sales	133,865	126,021	6%
Operating and Administrative Expenses	242,629	220,953	10%
Amortization of Intangibles	9,770	9,524	3%

Total Costs and Expenses	386,264	356,498	8%

Operating Income	46,701	33,589	39%
Operating Margin	10.8%	8.6%

Interest Expense and Other, Net	12,080	14,397

Income (Loss) Before Taxes	34,621	19,192	80%

Provision (Benefit) for Income Taxes	5,628	4,821

Net Income (Loss)	$28,993	14,371	102%

Income (Loss) Per Diluted Share	$0.49	0.25	96%

Average Diluted Shares	59,476	58,638

Note: In connection with the integration of Blackwell, we have realigned the reporting of journal distribution and fulfillment costs from cost of sales to operating and administrative costs. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

	JOHN WILEY & SONS, INC.
	UNAUDITED SEGMENT RESULTS
	FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
	APRIL 30, 2008 AND 2007
	(in thousands)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2008	2007	% Change	2008	2007	% Change
Revenue
US Segment
Professional/Trade	$92,819	103,436	-10%	395,200	390,524	1%
Scientific, Technical and Medical	65,656	64,113	2%	235,094	230,916	2%
Higher Education	28,255	24,641	15%	164,708	162,473	1%
Total US	186,730	192,190	-3%	795,002	783,913	1%
European Segment	102,136	87,988	16%	348,338	315,908	10%
Blackwell Segment	138,231	105,760	31%	485,241	105,760	-
Asia, Australia & Canada Segment	34,481	29,352	17%	154,961	132,992	17%
Intersegment Sales Eliminations	(28,613)	(25,203)	-14%	(109,808)	(103,932)	-6%
Total Revenue	$432,965	390,087	11%	1,673,734	1,234,641	36%

Direct Contribution to Profit
US Segment
Professional/Trade	$25,219	30,861	-18%	110,943	106,546	4%
Scientific, Technical and Medical	32,877	33,599	-2%	114,243	115,169	-1%
Higher Education	2,359	(3,104)	176%	44,303	42,554	4%
Total US	60,455	61,356	-1%	269,489	264,269	2%
European Segment	37,574	29,790	26%	121,904	109,825	11%
Blackwell Segment	50,892	28,853	76%	170,211	28,853	-
Asia, Australia & Canada Segment	4,809	4,967	-3%	34,377	28,145	22%
Total Direct Contribution to Profit	153,730	124,966	23%	595,981	431,092	38%

Shared Services and Administrative Costs
Wiley:
Distribution	(20,187)	(19,373)	4%	(78,023)	(74,442)	5%
Information Technology & Development	(18,915)	(18,851)	0%	(69,168)	(65,994)	5%
Finance	(11,243)	(11,128)	1%	(39,869)	(36,014)	11%
Other Administration	(23,739)	(19,666)	21%	(78,801)	(70,979)	11%
	(74,084)	(69,018)	7%	(265,861)	(247,429)	7%
Blackwell:
Distribution	(7,030)	(8,533)	-18%	(32,811)	(8,533)	-
Information Technology & Development	(8,158)	(5,805)	41%	(26,017)	(5,805)	-
Finance	(6,267)	(1,975)	217%	(22,727)	(1,975)	-
Other Administration	(11,490)	(6,046)	90%	(25,575)	(6,046)	-
	(32,945)	(22,359)	47%	(107,130)	(22,359)	-

Operating Income	$46,701	33,589	39%	222,990	161,304	38%

Note: In connection with the integration of Blackwell, we have realigned the reporting of certain accounts within segment reporting as follows: journal distribution and fulfillment costs were moved from direct costs to Shared Service - Distribution and certain operational incentive compensation costs were moved from Shared Service - Other Administration to direct costs. In addition, certain product lines were realigned in the Unaudited Segment Results to correspond with management responsibility. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	April 30,	April 30,
	2008	2007

Current Assets
Cash & cash equivalents	$59,311	71,493
Accounts receivable	224,757	201,407
Inventories	118,209	112,863
Deferred income tax benefits	3,651	16,734
Prepaid and other	41,652	18,683
Total Current Assets	447,580	421,180
Product Development Assets	95,126	86,041
Property, Equipment and Technology	145,709	126,712
Intangible Assets	1,120,398	1,166,289
Goodwill	702,609	704,143
Deferred Income Tax Benefits	29,136	16,568
Other Assets	42,632	32,136
Total Assets	2,583,190	2,553,069

Current Liabilities
Accounts and royalties payable	189,332	147,778
Deferred revenue	315,830	305,405
Accrued income taxes	1,633	9,353
Accrued pension liability	2,499	2,139
Other accrued liabilities	136,867	133,662
Current portion of long-term debt	45,000	22,500
Total Current Liabilities	691,161	620,837
Long-Term Debt	797,318	977,721
Accrued Pension Liability	82,755	112,271
Other Long-Term Liabilities	94,797	41,174
Deferred Income Taxes	228,041	271,558
Shareholders' Equity	689,118	529,508
Total Liabilities & Shareholders' Equity	$2,583,190	2,553,069

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Twelve Months Ended
	April 30,
	2008	2007
Operating Activities:
Net income	$147,536	99,619
Amortization of intangibles	38,980	20,676
Amortization of composition costs	43,613	38,722
Depreciation of property, equipment and technology	33,330	28,926
Special non-cash tax benefits	(18,663)	(5,468)
Stock-based compensation (net of tax)	17,475	12,559
Excess tax benefits from stock-based compensation	(11,223)	(4,455)
Non-cash charges and other	77,293	51,196
Pension expense, net of contributions	(36,466)	8,372
Change in deferred revenue	10,277	(15,872)
Net change in operating assets and liabilities	(22,017)	(13,681)
Cash Used for Operating Activities, excluding acquisitions	280,135	220,594

Investments in organic growth:
Additions to product development assets	(113,069)	(76,225)
Additions to property, equipment and technology	(50,315)	(31,445)

Free Cash Flow	116,751	112,924

Other Investing and Financing Activities:
Acquisitions, net of cash	(6,802)	(972,909)
Sale of marketable securities	-	42,334
Repayment of long-term debt	(1,049,360)	(216,980)
Borrowings of long-term debt	891,476	1,054,702
Purchase of treasury shares	(3,679)	(7,278)
Payment of debt issuance costs	-	(8,315)
Change in book overdrafts	36,253	6,754
Cash dividends	(25,614)	(22,839)
Proceeds from issuance of stock on option exercises and other	15,191	6,462
Excess tax benefits from stock-based compensation	11,223	4,455
Cash Provided by Investing and Financing Activities	(131,312)	(113,614)

Effects of Exchange Rate Changes on Cash	2,379	2,437

Increase (Decrease) in Cash and Cash Equivalents for Period	$(12,182)	1,747

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(113,069)	(76,225)
Additions to property, equipment and technology	(50,315)	(31,445)
Acquisitions, net of cash	(6,802)	(972,909)
Sale of marketable securities		42,334
Cash Used for Investing Activities	$(170,186)	(1,038,245)

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities	$(131,312)	(113,614)
Less:
Acquisitions, net of cash	(6,802)	(972,909)
Sale of marketable securities		42,334
Cash Provided by Financing Activities	$(124,510)	816,961

Note: The Company’s management evaluates cash flow performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of cash flow performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as reported, as an indicator of cash flow performance.